Exhibit (i)

January 18, 2012

Cohen & Steers Real Assets Fund, Inc.

280 Park Avenue

New York, NY 10017

Re:	Registration Statement on Form N-1A
1933 Act File No.: 333-177564
1940 Act File No.: 811-22621

Ladies and Gentlemen:

We have acted as special Maryland counsel for Cohen & Steers Real Assets Fund, Inc., a Maryland corporation (the “Fund”), in connection with the organization of the Fund and the issuance of shares of its Class A, Class C, Class I, Class R and Class Z Common Stock, par value $.001 (each such class of Common Stock a “Class” and the shares being issued, collectively, the “Shares”).

As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectuses (the “Prospectuses”) included in its Registration Statement on Form N-1A, File Nos. 333-177564 and 811-22621 (the “Registration Statement”), substantially in the form in which it is to become effective. We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the documents described above (the “Documents”) whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Fund) is duly authorized to do so.

3. Each of the parties (other than the Fund) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon any issuance of the Shares, the total number of shares of each series or class of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock of such series or class that the Fund is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Shares to be offered for sale pursuant to the Prospectuses are, to the extent of the number of Shares of each Class authorized in the Fund’s Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectuses, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing). It does not extend to the securities or “Blue Sky” laws of Maryland, to federal securities laws or to other laws.

This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the regulations thereunder.

Very truly yours,

/s/ Venable LLP